Exhibit h.(i).b

AMENDMENT NUMBER 2 TO

TRANSFER AGENCY AND SERVICE AGREEMENT

Effective Date: November 1, 2016

Pursuant to the Transfer Agency and Service Agreement by and among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., and Hartford Administrative Services Company dated as of December 1, 2014, Exhibit A attached hereto is hereby amended.

THE HARTFORD MUTUAL FUNDS, INC.
THE HARTFORD MUTUAL FUNDS II, INC.

By:	/s/ Laura S. Quade
Laura S. Quade
Vice President

HARTFORD ADMINISTRATIVE SERVICES COMPANY

By:	/s/ Gregory A. Frost
Gregory A. Frost
Chief Financial Officer

EXHIBIT A

TA FEE SCHEDULE

Effective Date: November 1, 2016

Class A, B, C, I, R3, R4, R5, R6 and SDR Shares:

$20.25 per Shareholder Participant1 Account

Class Y Shares:

0.05% of assets in each Portfolio; provided however, that the annual aggregate TA Fee paid by the Funds for Class Y Shares shall not exceed $150,000 for all Funds. The $150,000 cap does not apply to any Hartford Schroders Fund.

Other Fee:

Annual Direct Account Fee: $30 per Shareholder Participant Account held directly with HASCO or an affiliate.2

Out of pocket expenses pursuant to Section 2.2 and 2.3 of the Agreement do not include postage, solicitation, tabulation and printing expenses related to proxy solicitations, unless otherwise agreed to by the Funds and HASCO.

1 As defined in the Agreement

2 Payable by Shareholders to HASCO for direct accounts, commencing within the next twelve months following the above effective date